Exhibit 10.14

ATLANTIC COAST BANK
DIRECTOR EMERITUS PLAN

The Atlantic Coast Bank Director Emeritus Plan (the “Plan”) is hereby established effective January 1, 2005.

The purpose of the Plan is to provide additional retirement benefits to three senior members of the Board of Directors (the “Board”) of Atlantic Coast Bank (the “Bank”), who expressed their interest in retiring from the Board in order to facilitate the appointment of new directors and to recognize the significant and valued contribution of those retiring board members.

ARTICLE I
ELIGIBILITY AND VESTING

1.1           Eligibility.  Eligibility for this Plan is limited to Messrs. Morris, McGahee and Hinson (“Participants”).

1.2           Vesting.  Participants shall be 100% vested in their benefits under this Plan.  The Office of Thrift Supervision has been informed about the Plan and has raised no objection to its implementation.

ARTICLE II
BENEFITS

2.1           Retirement Benefits.

(a)           Upon Separation from Service (as defined below), the Bank shall pay the Participant: (1) a “Normal Retirement Benefit” of ten thousand dollars ($10,000) per year, payable in monthly installments, for nine (9) years, commencing 30 days after the date of the Participant’s Separation from Service; and (2) a “Special Retirement Benefit” of ten thousand two hundred eight-eight dollars ($10,288) per year, payable in annual installments for five (5) years (the “Benefit Period”), commencing on June 1, 2006.

(b)           “Separation from Service” means the Participant’s retirement or termination from service from the Board.  For these purposes, a Participant shall not be deemed to have a Separation from Service until the Participant no longer serves on the Board of the Bank, the Bank’s holding company, or any member of a controlled group of corporations with the Bank or holding company within the meaning of Final Treasury Regulation §1.409A-1(a)(3).  Whether a Participant has had a Separation from Service shall be determined in accordance with the requirements of Final Treasury Regulation 1.409A-1(h).

2.2           Death During Benefit Period.  If the Participant dies within the Benefit Period, the remaining payments due to the Participant shall continue be paid to the Participant’s “Beneficiary” (as defined below) in the same time and form as payments were being made to the Participant.

“Beneficiary” means the person(s) designated by the Participant on the form set forth at Appendix A to receive any death benefits hereunder.  If the Participant has not designated a Beneficiary, the Participant’s spouse shall be the Beneficiary. In the absence of any surviving Beneficiary or spouse, the benefits shall be paid to the Participant’s estate.

2.3           Additional Retirement Benefits.

(a)           Invitations to Bank Social Events; Annual Report Disclosure.  Participants will be invited to dinner meetings, Christmas parties, and other Bank social events such as primetime dinners and bingo parties, and their Director Emeritus status will be recognized at such events.  In addition, the Bank intends to include the Participant’s Director Emeritus status in the Company’s annual report.

(b)           Attendance at Bank Association Annual Meetings.  Participants will be reimbursed for the reasonable cost of their attending the Community Bankers Association, Georgia Bankers Association, or Florida Bankers Association annual meeting.  Such reimbursements shall be paid not later than March 15 of the year following the year in which the expenses were incurred.

2.4           Tax Withholding.  All benefits paid under this Plan shall be subject to withholding in accordance with federal and state law.

ARTICLE III
ADMINISTRATION; CLAIMS PROCEDURES

3.1           Plan Administrator.  The Board of Directors of the Bank (the “Board”) is hereby designated the Plan Administrator.

3.2           Powers of Plan Administrator. As Plan Administrator, the Board shall be responsible for the management, control, interpretation and administration of this Plan and may allocate to others certain aspects of the management and operational responsibilities of the Plan including the employment of advisors and the delegation of any ministerial duties to qualified individuals.  All decisions of the Plan Administrator shall be final and binding on all persons.

3.3           Claims Procedures.  Claims for benefits hereunder shall be submitted to the President of the Bank, as agent for the Plan Administrator.  In the event a claim for benefits is wholly or partially denied under this Plan, the Participant or any other person claiming benefits under this Plan (a “Claimant”), shall be given notice of the denial in writing within thirty (30) calendar days after the Plan Administrator’s receipt of the claim.  The Plan Administrator may extend this period for an additional thirty (30) calendar days.  Any denial must specifically set forth the reasons for the denial and any additional information necessary to perfect the claim for benefits.  The Claimant shall have the right to seek a review of the denial by filing a written request with the Plan Administrator within sixty (60) calendar days after receipt of the initial denial.  Such request may be supported by such documentation and evidence deemed relevant by the Claimant.  Following receipt of this information, the Plan Administrator shall make a final determination and notify the Claimant within sixty (60) calendar days of the Plan Administrator’s receipt of the request for review together with the specific reasons for the decision.

ARTICLE IV
AMENDMENT AND TERMINATION

4.1           Amendments.  The Board may amend this Plan any time, but no such amendment shall affect the rights of, or reduce the benefits to, any Participant without their written consent.

4.2           Termination.  The Board may completely terminate the Plan.  Subject to the requirements of Code Section 409A, in the event of complete termination with respect to such benefits, the Plan shall cease to operate and the Bank shall pay out to each Participant his benefit as of the effective date of the complete termination.  Such complete termination of the Plan shall occur only under the following circumstances and conditions:

(a)           The Board may terminate the Plan within 12 months of a corporate dissolution taxed under Code section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in each Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)           The Board may terminate the Plan within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Participants and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements.

(c)           The Board may terminate the Plan provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank or Company, (ii) all arrangements sponsored by the Bank that would be aggregated with this Plan under Final Regulations Section 1.409A-1(c) if the Participant covered by this Plan was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Final Regulations Section 1.409A-1(c) if the Participant participated in both arrangements, at any time within three years following the date of termination of the arrangement.

(d)           The Board may terminate the Plan pursuant to such other terms and conditions as the Internal Revenue Service may permit from time to time.

ARTICLE V
UNFUNDED ARRANGEMENT

5.1           Unsecured General Creditors.  The Participant and Beneficiaries are general unsecured creditors of the Bank for the payment of benefits under this Plan.  The benefits represent the mere promise by the Bank to pay such benefits.  The benefits payable under this Plan are payable from the general assets of the Bank and no special fund or arrangement is intended to be established hereby nor shall the Bank be required to earmark, place in trust or otherwise segregate assets with respect to this Plan or any benefits hereunder.

5.2           Rabbi Trust.  The Bank shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Bank may establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Bank’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Bank shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Bank.  Under no circumstances shall a Participant serve as trustee or co-trustee of any trust established by the Bank pursuant to this Plan.

ARTICLE VI
MISCELLANEOUS

6.1           Binding Effect.  This Plan shall be binding upon the Bank, the Company and their successors and assigns, and upon the Participants and the Beneficiaries and legal representatives of the Participant.

6.2           No Assignment.  Neither the Participant nor any Beneficiary or personal representative of the Participant can assign any of the rights to benefits under this Plan.  Any attempt to anticipate, sell, transfer, assign, pledge, encumber or change the Participant’s right to receive benefits shall be void. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors.

6.3           Choice of Law.  This Plan shall be construed under and governed by the laws of the State of Georgia, except to the extent preempted by the laws of the United States of America.

6.4           Payment to Guardians.  If a Participant’s benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his property, the Plan Administrator may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Plan Administrator may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. Such distribution shall completely discharge the Plan Administrator and the Bank from all liability with respect to such benefit.

IN WITNESS WHEREOF, and the Bank has caused this Plan to be executed by its duly authorized officer.

ATLANTIC COAST BANK

October 30, 2008	By:	/s/ Robert J. Larison, Jr.
Robert J. Larison, Jr. President and
Chief Executive Officer

Appendix A
ATLANTIC COAST BANK
DIRECTOR EMERITUS PLAN

BENEFICIARY DESIGNATION

Name:

I hereby designate the following Beneficiary(ies) to receive any guaranteed payments or death benefits under such Plan, following my death:

PRIMARY BENEFICIARY:

Name:	% of Benefit:

Name:	% of Benefit:

Name:	% of Benefit:

SECONDARY BENEFICIARY (if all Primary Beneficiaries pre-decease the Director):

Name:	% of Benefit:

Name:	% of Benefit:

Name:	% of Benefit:

This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect and this Beneficiary Designation is revocable.

Date	Director